Exhibit 10.2
EXECUTION VERSION
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into by and between RHI Entertainment, LLC (together with any predecessor or successor thereto, the “Company”) and Peter von Gal (“the “Executive”), as of December 10, 2008.
WITNESSETH:
     WHEREAS, the Company and Executive previously entered into an Employment Agreement dated November 8, 2007 and effective as of January 12, 2006 (the “Employment Agreement”);
     WHEREAS, the Company and Executive desire to amend the Employment Agreement in certain respects.
     NOW, THEREFORE, in consideration of the premises and their mutual covenants and promises contained herein, the Company and Executive agree to the following:
1.	Paragraph 1(i) of the Agreement is hereby amended and restated in its entirety as follows:
“The Executive shall have “Good Reason” to resign his employment during the period of two years which follows the occurrence (without the Executive’s prior written consent) of any of the following: (i) failure of the Company to make any material payment under this Agreement; (ii) the Company’s material breach of this Agreement (with the exception of a breach or violation of paragraph 2(c)(i) or 2(c)(ii), which will not constitute Good Reason or be considered a breach of the Employment Agreement); or (iii) relocation of the Company’s principal office from the New York metropolitan area; provided, however, that the Executive may not resign his employment for Good Reason unless: (A) the Executive has provided the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice must be provided within 90 days following the occurrence of the event(s) purported to constitute Good Reason and must set forth such event(s) purported to constitute Good Reason); and (B) the Company has not remedied the alleged violation(s) within the 30-day period.”
2.	Paragraph 2(b) of the Agreement is hereby amended and restated in its entirety as follows:
“Term of Employment. The term of employment under this Agreement (the “Term”) shall be for the period beginning on January 12, 2009 (the “Effective Date”) and ending on the second anniversary thereof, unless earlier terminated as

EXECUTION VERSION
provided in Section 4. The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms”) unless either party gives notice of non-extension to the other no later than 30 days prior to the expiration of the then-applicable Term.”
3.	Paragraph 3(a) of the Agreement is hereby amended and restated in its entirety as follows:
“Annual Base Salary. During the Term, the Executive shall receive a base salary (the “Annual Base Salary”) at a rate of $1,128,125 per annum, which amount shall be increased by 5% per annum on a cumulative basis on each anniversary of the Effective Date. The Annual Base Salary shall be payable in accordance with the customary payroll practices of the Company.”
4.	All other provisions of the Employment Agreement not affected by this Amendment shall remain in full force and effect.
     IN WITNESS WHEREOF, THE COMPANY and Executive have freely and voluntarily executed this Agreement as of the date and year first above written.

RHI Entertainment, LLC

By:	/s/ Henry S. Hoberman

Title:	Executive Vice President & General Counsel

/s/ Peter von Gal

Peter von Gal

Residence:
1795 Shippan Avenue
Stamford, CT 06902

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